EXHIBIT 11

                    INTELOGIC TRACE, INC. AND SUBSIDIARY
                     COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     YEAR ENDED               YEAR ENDED                 YEAR ENDED
                                                                   JULY 31, 1994             JULY 31, 1993             JULY 27, 1992
Common and common equivalent share:
Weighted average shares outstanding ..................               12,342,776                11,994,248                11,938,787
Net effect of dilutive stock options
  Based on treasury stock method
  using average market price* ........................                     --                        --                        --
                                                                     ----------                ----------                ----------
     Total shares ....................................               12,342,776                11,994,248                11,938,787
                                                                     ==========                ==========                ==========
Net loss, less preferred stock  dividends ............                 $(34,671)                  $(1,528)                 $(17,409)
                                                                     ==========                ==========                ==========
Per share amount .....................................                   $(2.81)                    $(.13)                   $(1.46)
                                                                     ==========                ==========                ==========

* The net dilutive effect of stock options is not considered because the effect would be to increase shares outstanding, which, in loss years, reduces the loss per share and is therefore antidilutive.

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